Exhibit 3.13

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

VOIS INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being a Director and the Chief Executive Officer of VOIS Inc. (hereinafter the “Corporation”), a Florida corporation, does hereby certify as follows:

FIRST:  The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on March 18, 2009 (Document No. P09000025213), and Amendments with the Secretary of State on June 18, 2009, July 2, 2009, and October 29, 2009 (collectively the “Articles of Incorporation”).

SECOND:  This amendment to the Articles of Incorporation was approved and adopted on October 15, 2010, by all of the Directors of the Corporation and on November 3, 2010 by shareholders owning a majority of the Corporation’s common stock.  To effect the foregoing, the text of Article III of the Articles of Incorporation is hereby deleted and replaced in its entirety as follows:

ARTICLE IV

CAPITAL STOCK

A.         The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be One Hundred Ten Million (110,000,000) shares, of which:

(i)

Ten Million (10,000,000) shares shall be designated Preferred Stock, $0.001 par value.  The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

(ii)

One Hundred Million (100,000,000) shares shall be designated Common Stock, $0.00001 par value.  Each issued and outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders and shall be eligible for dividends when, and if, declared by the Board of Directors;

B.         On the date of filing of this Articles of Amendment with the Secretary of State of the State of Florida, the Company will effect a “Reverse Split” pursuant to which every two hundred (200) issued and outstanding shares of the Corporation's previously authorized Common Stock (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.00001 (the “New Common Stock”).  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that each person of record on the effective date of this Amendment, holding a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled.  No cash will be paid or distributed as a result of aforementioned Reverse Split of the Corporation’s Common Stock, and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the Reverse Split will be rounded up to a whole share.

THIRD:  The foregoing amendments were adopted by all of the Directors on October 15, 2010 and by the holders of a majority of the Common Stock of the Corporation pursuant to the Florida Business Corporation Act on November 3, 2010.  Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

FOURTH:  The effective date of these Articles of Amendment shall be close of business on November 23, 2010.

FIFTH:  These Articles of Amendment to the Articles of Incorporation of the Corporation supersede in their entirety the Articles of Amendment to the Articles of Incorporation filed with the Secretary of State of Florida on November 3, 2010.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 4th day of November, 2010.

VOIS INC.

By:	/s/ William Marginson William Marginson, CEO